Exhibit (g)

INVESTMENT MANAGEMENT AGREEMENT

PENDER REAL ESTATE CREDIT FUND

AGREEMENT effective as of this 9th day of March, 2023, by and Pender Real Estate Credit Fund, a Delaware statutory trust (the "Fund"), and Pender Capital Management, LLC, a Delaware limited liability company (the "Investment Manager").

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor;

WHEREAS, the Fund desires to retain the Investment Manager to render investment management services with respect to the Fund and the Investment Manager is willing to render such services; and

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.         APPOINTMENT AND ACCEPTANCE. The Fund hereby appoints the Investment Manager to act as Investment Manager to the Fund for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.         DUTIES OF INVESTMENT MANAGER. The Fund employs the Investment Manager to furnish and manage a continuous investment program for the Fund. The Investment Manager will continuously review, supervise and (where appropriate) administer the investment program of the Fund, to (i) determine in its discretion (where appropriate) the securities to be purchased, held, sold or exchanged, (ii) provide the Fund with records concerning the Investment Manager’s activities which the Fund is required to maintain and (iii) render regular reports to the Fund’s officers and Trustees concerning the Investment Manager’s discharge of the foregoing responsibilities. The Investment Manager may hire (subject to the approval of the Fund's Board of Trustees (“Board”) and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of the Fund) and thereafter supervise the investment activities of one or more sub-advisers deemed necessary to carry out the investment program of the Fund. The retention of a sub-adviser by the Investment Manager shall not relieve the Investment Manager of its responsibilities under this Agreement.

The Investment Manager shall discharge the foregoing responsibilities subject to the control of the Fund’s Board and in compliance with such policies as the Board may from time to time establish, with the objectives, policies, and limitations for the Fund set forth in the Fund's registration statement as amended from time to time, and with applicable laws and regulations.

3.         FUND TRANSACTIONS. The Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain “best execution,” considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Fund’s Board. The Investment Manager will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

It is understood that the Investment Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Fund’s Prospectus and Statement of Additional Information.

4.        EXPENSES

(a)       With respect to the operation of the Fund, the Investment Manager shall be responsible for (i) the Fund’s organizational expenses; (ii) providing the personnel, office space and equipment reasonably necessary to perform its obligations hereunder; (iii) the expenses of printing and distributing extra copies of the Fund’s Prospectus, Statement of Additional Information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders) to the extent such expenses are not covered by any applicable plan adopted pursuant to Rule 12b-1 under the Investment Company Act (each, a “12b-1 Plan”); (iv) the costs of any special Board meetings or shareholder meetings convened for the primary benefit of the Investment Manager and attendance at required annual Board meeting; (v) the costs associated with any supplements to the Fund’s registration statement created at the Investment Manager’s request; and (vi) any costs of liquidating or reorganizing the Fund (unless such cost is otherwise allocated by the Board). If the Investment Manager has agreed to limit the operating expenses of the Fund as referenced in Subparagraph 5(e) below, the Investment Manager also shall be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit, subject to the terms of such agreement.

(b)      The Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 4(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the Investment Company Act; taxes, if any; a pro rata portion of expenditures in connection with meetings of the Fund’s shareholders and the Board that are properly payable by the Fund; salaries and expenses of officers of the Trust, including without limitation the Trust’s Chief Compliance Officer, and fees and expenses of members of the Board or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Investment Manager; insurance premiums on property or personnel of the Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders which are covered by any 12b-1 Plan; legal, auditing and accounting fees; all or any portion of trade association dues or educational program expenses determined appropriate by the Board; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under applicable securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c)      The Investment Manager may voluntarily or contractually absorb certain Fund expenses.

(d)      To the extent the Investment Manager incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Investment Manager for such costs and expenses, except to the extent the Investment Manager has otherwise agreed to bear such expenses. To the extent the services for which the Fund is obligated to pay are performed by the Investment Manager, the Investment Manager shall be entitled to recover costs from the Fund to the extent of the Investment Manager’s actual costs for providing such services. In determining the Investment Manager’s actual costs, the Investment Manager may take into account an allocated portion of the salaries and overhead of personnel performing such services.

5.        COMPENSATION OF THE INVESTMENT MANAGER.

(a)      Investment Management Fee. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay the Investment Manager compensation at an annual rate of 1.45% payable monthly in arrears, accrued daily based upon the Fund’s average daily net assets (the “Management Fee”).

(b)      Incentive Fee. The Fund will also pay to the Investment Manager an incentive fee (the “Incentive Fee”) calculated and payable monthly in arrears in amount equal to 10% of the Fund’s realized “pre-incentive fee net investment income” for the immediately preceding month. “Pre-incentive fee net investment income” is defined as interest income, dividend income and any other income accrued during the calendar month, minus the Fund’s operating expenses for the month (including the Management Fee, expenses payable to the Administrator, any interest expense and dividends paid on any issued and outstanding preferred shares but excluding the Incentive Fee, any realized gains, realized capital losses or unrealized capital appreciation or depreciation).

(c)      Loan Servicing Fee. For providing loan servicing to the Fund, the Fund shall pay the Investment Manager a loan servicing fee (the “Loan Servicing Fee”) calculated at an annual rate of 0.05%, payable monthly in arrears, based upon the Fund’s net assets as of month-end. Such loan services include collecting and applying broker loan payments, reviewing all financial information to ensure it is in accordance with the loan documents, reviewing and approving capital expenditure draws, coordinating pay-off demands, payment of property taxes and insurance, and coordinating collections and litigation in the event of default; and all such other duties or services necessary for the appropriate servicing of loans held by the Fund.

(d)      For purposes of calculating the compensation for any month, net assets will be calculated prior to any reduction for any fees and expenses of the Fund for that month, including, without limitation, the compensation payable to the Advisor for that month. In the case of a partial month, compensation will be based on the number of days during the month in which the Advisor provided services to the Fund. Compensation will be paid to the Advisor before giving effect to any repurchase of interests in the Fund effective as of that date.

(e)      The Investment Manager may, in its discretion and from time to time, reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Investment Manager hereunder or to continue future payments.

(f)       All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

6.         BOOKS AND RECORDS. The Investment Manager will maintain all books and records with respect to the securities transactions of the Fund and will furnish to the Fund’s Board such periodic and special reports as the Board may reasonably request. The Fund and the Investment Manager agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Investment Manager on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request.

7.         STATUS OF INVESTMENT MANAGER. The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Investment Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

8.         LIMITATION OF LIABILITY AND INDEMNIFICATION OF INVESTMENT MANAGER.

(a)       In the absence of willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund, the Investment Manager and any partner, director, officer or employee of the Investment Manager, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable for any error of judgment, mistake of law or for any act or omission by the person in connection with the performance of services to the Fund, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

(b)      The Fund shall indemnify, to the fullest extent permitted by law, the Investment Manager, or any member, manager, officer or employee of the Investment Manager, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section  to the fullest extent permitted by law.

(c)        The Investment Manager shall indemnify, to the fullest extent permitted by law, the Fund and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Investment Manager, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, gross negligence or reckless disregard of its obligations to the Investment Manager. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section  to the fullest extent permitted by law.

9.         PERMISSIBLE INTERESTS. Trustees, agents, and interest holders of the Fund are or may be interested in the Investment Manager (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Investment Manager are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Investment Manager (or any successor) is or may be interested in the Fund as an interest holder or otherwise. In addition, brokerage transactions for the Fund may be effected through affiliates of the Investment Manager, provided the Investment Manager has broker-dealer affiliates, if approved by the Fund’s Board, subject to the rules and regulations of the Securities and Exchange Commission.

10.       AUTHORITY; NO CONFLICT. The Investment Manager represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Manager or any of its affiliates are a party.

11.       NO LICENSE OF INVESTMENT MANAGER'S NAME. The parties agree that the name of the Investment Manager, the names of any affiliates of the Investment Manager and any derivative or logo or trademark or service mark or trade name are the valuable property of the Investment Manager and its affiliates. If the Fund makes any unauthorized use of the Investment Manager’s names, derivatives, logos, trademarks, or service marks or trade names, the parties acknowledge that the Investment Manager shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Investment Manager shall be entitled to injunctive relief, as well as any other remedy available under law.

12.       DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until March 8, 2025 and thereafter, may continue in effect only if such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Board who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the interest holders of any Fund fail to approve the Agreement as provided herein, the Investment Manager may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty by vote of a majority of members of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days written notice to the Investment Manager, or by the Investment Manager at any time without the payment of any penalty, on sixty (60) days written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 11, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

13.       NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Investment Manager:

Pender Capital Management, LLC

11766 Wilshire Boulevard

Suite 1460

Los Angeles, CA 90025

Phone: (310) 853-8001

If to the Fund:

Pender Real Estate Credit Fund

c/o UMB Fund Services, Inc.

Attn: Regulatory Administration

235 West Galena Street

Milwaukee, WI 53212

Facsimile: (414) 299-2178

Telephone: (414) 299-2000

14.       SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.       GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

PENDER REAL ESTATE CREDIT FUND

/s/ Jay Yang
By:	Jay Yang
Title:	Treasurer

PENDER CAPITAL MANAGEMENT, lLC

/s/ Cory Johnson
By:	Cory Johnson
Title:	Chief Executive Officer

Date: March 9, 2023